Exhibit 99.1

  CONTACTS:                    Rodney C. Sacks
                         Chairman and Chief Executive Officer
                         (951) 739-6200

                         Hilton H. Schlosberg
                         Vice Chairman
                         (951) 739-6200

                         Roger S. Pondel / Judy Lin Sfetcu
                         PondelWilkinson Inc.
                         (310) 279-5980

MONSTER BEVERAGE REPORTS 2013 FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS

-- Fourth Quarter Net Sales Rise 14.7% to $540.8 million --
-- Full Year Net Sales Rise 9.0% to $2.2 billion --

    Corona, CA – February 27, 2014 – Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the three- and twelve-months ended December 31, 2013.

2013 Fourth Quarter
    Gross sales for the 2013 fourth quarter increased 14.0 percent to $621.1 million from $545.0 million in the same period last year.  Net sales for the three-months ended December 31, 2013 increased 14.7 percent to $540.8 million from $471.5 million a year ago.
    Gross profit, as a percentage of net sales, for the 2013 fourth quarter was 51.2 percent, compared with 51.7 percent for the comparable 2012 quarter.  The 2013 fourth quarter gross profit was impacted by certain inventory damages and reserves.  Operating expenses for the 2013 fourth quarter increased to $142.4 million from $130.0 million in the same quarter last year.
    Distribution costs as a percentage of net sales were 4.5 percent for the 2013 fourth quarter, compared with 4.7 percent in the same quarter last year.
    Selling expenses as a percentage of net sales were 10.8 percent for the 2013 fourth quarter, compared with 12.5 percent in the same quarter a year ago.
    General and administrative expenses for the 2013 fourth quarter were $59.6 million, or 11.0 percent of net sales, compared with $48.8 million, or 10.3 percent of net sales, for the corresponding quarter last year.  Stock-based compensation (a non-cash item) was $7.2 million in the fourth quarter of 2013, compared with $6.8 million for the fourth quarter of 2012.
    Operating income for the 2013 fourth quarter increased 18.3 percent to $134.8 million from $113.9 million in the comparable 2012 quarter.

    The effective tax rate for the 2013 fourth quarter was 42.2 percent, compared with 39.1 percent in the same quarter last year.  The increase in the effective tax rate was primarily the result of the establishment of a full valuation allowance against the deferred tax assets of certain foreign subsidiaries, as well as losses in certain foreign subsidiaries for which no tax benefit is recorded.
    Net income for the 2013 fourth quarter increased 12.0 percent to $76.1 million from $68.0 million in the same quarter last year.  Net income per diluted share increased 13.7 percent to $0.44 from $0.39 per diluted share in the 2012 comparable quarter.
    Net sales for the Company’s DSD segment for the 2013 fourth quarter increased 15.2 percent to $519.4 million from $451.0 million for the same period in 2012.
    Gross sales to customers outside the United States rose to $137.9 million in the 2013 fourth quarter, compared with $115.2 million in the corresponding quarter in 2012.
    During the 2013 fourth quarter, the Company purchased approximately 1.0 million shares of its common stock at an average purchase price of $56.98 per share pursuant to the share repurchase program previously authorized by the Board of Directors in April 2013.

2013 Fiscal Year
    For the 2013 fiscal year, gross sales increased 9.0 percent to $2.6 billion from $2.4 billion a year earlier.  Net sales for the year ended December 31, 2013 increased 9.0 percent to $2.2 billion from $2.1 billion a year ago.
    Gross profit as a percentage of net sales was 52.2 percent for the year ended December 31, 2013, compared with 51.7 percent a year earlier.
    Operating expenses for the year ended December 31, 2013 increased 16.5 percent to $600.0 million from $515.0 million a year ago.  Operating income for the year ended December 31, 2013 increased 4.0 percent to $572.9 million from $550.6 million a year ago.
    Net income for the 2013 fiscal year was $338.7 million, compared to $340.0 million a year ago.  Net income per diluted share increased to $1.95 from $1.86 per diluted share for 2012.

Factors Impacting Profitability
    Results for the 2013 fourth quarter and fiscal year were impacted by foreign currency transaction losses and professional service costs related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks.
    Foreign currency transaction losses, included in other (expense) income, were $3.6 million for the 2013 fourth quarter, compared with $2.7 million for the 2012 fourth quarter; and $12.9 million for fiscal 2013, compared with $3.7 million a year ago.  Those foreign currency transaction losses were primarily related to the Company’s operations in Australia, Japan and South Africa.
    Professional service costs related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks were $4.7 million for the 2013 fourth quarter, versus $1.4 million for the 2012 fourth quarter; and $17.9 million for the 2013 fiscal year, versus $2.0 million for the 2012 fiscal year.
    Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another year of continuing sales growth, in both our domestic and international markets. The Monster Energy® brand has continued to achieve growth in excess of the energy category and to increase market share in its major markets. Monster Energy® Ultra Red, launched in September 2013, has rapidly become among our best-selling products.  In fact, the Monster Energy® Ultra line continues to surpass expectations.  Muscle Monster®, launched in March 2013, is now ranked second to the market leader in the ready-to-drink protein drink segment in the convenience and gas channel in the United States. We have added two new flavors to this line, Strawberry and Peanut Butter Cup.
    “Our distributor in India has launched Monster Energy® brand energy drinks, following receipt of regulatory approvals, and we are continuing with our plans to introduce the Monster Energy® brand in additional international markets.
    “We reiterate that our energy drinks are safe, based on both our and the industry’s long track record and the scientific evidence supporting the safety of our ingredients. More than 50 billion cans of energy drinks have been sold and safely consumed worldwide over the past 25 years, including more than 10 billion Monster Energy® brand energy drinks over the past 12 years,” Sacks added.

Investor Conference Call
    The Company will host an investor conference call today, February 27, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation
    Based in Corona, California, Monster Beverage Corporation is a marketer and distributor of energy drinks and alternative beverages. The Company markets and distributes Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, X-Presso Monster® brand non-carbonated espresso energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, Worx Energy® shots, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades and PRE® Probiotic drinks.  For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures
    Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under generally accepted accounting principles in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements
    Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  Management cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: unanticipated litigation concerning the Company’s products; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines, including, without limitation, those proposed by us in a letter to senators or to be proposed by the American Beverage Association, of which we are a member, and the impact on us of such guidelines; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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(tables below)

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION
FOR THE THREE-AND TWELVE-MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In Thousands, Except Per Share Amounts) (Unaudited)
	Three-Months Ended		Twelve-Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Gross sales, net of discounts and returns*	$621,070	$545,044	$2,586,531	$2,373,499

Less: Promotional and other allowances**	80,221	73,527	340,103	312,797

Net sales	540,849	471,517	2,246,428	2,060,702

Cost of sales	263,689	227,630	1,073,497	995,046

Gross profit	277,160	243,887	1,172,931	1,065,656
Gross profit as a percentage of net sales	51.2%	51.7%	52.2%	51.7%

Operating expenses	142,405	130,008	600,015	515,033
Operating expenses as a percentage of net sales	26.3%	27.6%	26.7%	25.0%

Operating income	134,755	113,879	572,916	550,623
Operating income as a percentage of net sales	24.9%	24.2%	25.5%	26.7%

Other (expense) income:
Interest and other (expense) income, net	(3,047)	(2,511)	(11,737)	(2,256)
Gain on investment and put option, net	34	202	2,715	787
Total other (expense) income	(3,013)	(2,309)	(9,022)	(1,469)

Income before provision for income taxes	131,742	111,570	563,894	549,154

Provision for income taxes	55,637	43,586	225,233	209,134

Net income	$76,105	$67,984	$338,661	$340,020
Net income as a percentage of net sales	14.1%	14.4%	15.1%	16.5%

Net income per common share:
Basic	$0.46	$0.40	$2.03	$1.96
Diluted	$0.44	$0.39	$1.95	$1.86

Weighted average number of shares of common stock and common stock equivalents:
Basic	167,262	168,846	166,679	173,712
Diluted	173,368	176,112	173,387	183,083

Case sales (in thousands) (in 192-ounce case equivalents)	52,780	46,386	221,348	202,918
Average net sales per case	$10.25	$10.17	$10.15	$10.16

* Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories; and (viii) commissions paid to our customers. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND DECEMBER 31, 2012
(In Thousands, Except Par Value) (Unaudited)
	December 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$211,349	$222,514
Short-term investments	402,247	97,042
Accounts receivable, net	291,638	236,044
Distributor receivables	4,542	666
Inventories	221,449	203,106
Prepaid expenses and other current assets	21,376	24,983
Prepaid income taxes	9,518	33,709
Deferred income taxes	20,924	17,004
Total current assets	1,183,043	835,068

INVESTMENTS	9,792	21,393
PROPERTY AND EQUIPMENT, net	88,143	69,137
DEFERRED INCOME TAXES	63,611	59,503
INTANGIBLES, net	65,774	54,648
OTHER ASSETS	10,146	3,576
Total Assets	$1,420,509	$1,043,325

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$119,376	$127,330
Accrued liabilities	59,113	38,916
Accrued promotional allowances	99,470	91,208
Deferred revenue	13,832	12,695
Accrued compensation	14,864	12,926
Income taxes payable	9,359	5,470
Total current liabilities	316,014	288,545

DEFERRED REVENUE	112,216	110,383

STOCKHOLDERS' EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 206,014 shares issued and 166,822 outstanding as of December 31, 2013; 203,759 shares issued and 165,776 outstanding as of December 31, 2012	1,030	1,019
Additional paid-in capital	368,069	287,953
Retained earnings	1,847,325	1,508,664
Accumulated other comprehensive (loss) income	(1,233)	2,074
Common stock in treasury, at cost; 39,192 and 37,983 shares as of December 31, 2013 and 2012, respectively	(1,222,912)	(1,155,313)
Total stockholders' equity	992,279	644,397
Total Liabilities and Stockholders’ Equity	$1,420,509	$1,043,325